Exhibit 99.1

NEWS

For immediate release

Media Contact:

Chris Mason, AAR CORP. (630) 227-2062 | chris.mason@aarcorp.com

Investor Contact:

Rick Poulton, AAR CORP. (630) 227-2075 | rick.poulton@aarcorp.com

AAR CORP. TO ACQUIRE AVIATION WORLDWIDE SERVICES

Acquisition provides AAR with robust capabilities to provide worldwide aviation services to government agencies

•                                          Supports the U.S. Government’s requirement for critical airlift services

•                                          Enhances AAR’s engineering and modifications capabilities

•                                          Leverages AAR’s existing aircraft maintenance and supply chain/logistics businesses

WOOD DALE, ILLINOIS (March 25, 2010) — AAR CORP. (NYSE: AIR) announced today that it has signed an agreement to acquire Aviation Worldwide Services (AWS), a leading provider of expeditionary airlift services and aircraft modifications to the U.S. and other government customers, from Xe Services LLC. AAR is acquiring the business as part of its long-term strategy to expand its products, services and capabilities in support of government customers in the United States and abroad.

AWS, through its operating subsidiaries, Presidential Airways and STI Aviation, provides fixed- and rotary-wing flight operations, transporting personnel and cargo in support of worldwide U.S. Department of Defense and Department of State deployments, and performs engineering and design modifications on rotary-wing aircraft for government customers. AWS operates a fleet of 58 customized aircraft, of which 17 fixed-wing and 21 rotary-wing aircraft are currently deployed and 20 rotary-wing aircraft are available for future deployment.

“This acquisition represents a significant milestone in the expansion of AAR’s value-added capabilities for government customers,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “We have a longstanding track record as a trusted provider of mission-critical products and services and are confident that the successful integration of AWS will strengthen AAR’s ability to support national defense priorities, nation building initiatives, humanitarian relief efforts and serve ‘smart power’ initiatives abroad.”

Since 2005, Presidential Airways has flown more than 70,000 missions worldwide, transported 270,000 personnel, and delivered 50 million pounds of cargo and mail. AWS, through its subsidiaries,

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

holds FAR Part 125, 133 and 135 certificates to operate aircraft and an FAR Part 145 certificate to operate a repair station. Presidential Airways is Commercial Airlift Review Board (CARB) certified with the U.S. Department of Defense. STI Aviation has significant engineering expertise and is currently modifying new-production Blackhawk helicopters for delivery to the United Arab Emirates.

AAR has successfully transformed from a supplier of aircraft parts and aftermarket services for commercial airlines into a leading, international provider of products and services to customers in both commercial aviation and government/defense markets. Since 2000, AAR increased its sales to government and defense customers at a compounded annual growth rate of 16.5 percent. In its current fiscal year, third-quarter sales to government and defense customers accounted for nearly half of the Company’s total sales.

“The market for government aviation services represents a tremendous growth opportunity as our country provides resources and support for developing nations and other national interests,” Storch continued. “Further, we expect to improve the operational efficiency of the new business by leveraging our extensive supply chain, maintenance and export capabilities.”

The purchase price of the acquisition is $200 million, funded through a combination of available cash, a new 270-day syndicated credit facility and a five-year term loan secured against certain aircraft.  Based on the current operating fleet, the business is expected to generate approximately $175 million of revenue on an annual basis and be accretive to earnings and margins within its first year of ownership. The Company expects the acquisition to be completed during the month of April, subject to customary closing conditions.

The new business will be led by Randy Martinez, Senior Vice President responsible for AAR’s Government and Defense Services organization and a retired U.S. Air Force Colonel and Command Pilot. Martinez previously served as CEO of World Air Holdings, Inc., the largest provider of international passenger airlift services to the U.S. government.

AWS Acquisition Conference Call

AAR will hold a conference call to provide additional information for investors regarding the acquisition at 7:30 a.m. CDT on Friday, March 26. The conference call can be accessed by calling 866-837-9789 from inside the U.S. or 703-639-1425 from outside the U.S.

A replay of the conference call will also be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code: 1445883).

About AAR

AAR is a publicly traded provider of value-added products and services to the worldwide aerospace and government/defense industries. With facilities and sales locations around the world,

AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through three operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.